FieldPoint Petroleum and Partner Cimarex Complete Well in Lea County, New Mexico

December 21, 2011

Plans to Drill Second Well

Austin, TX (PRNewswire) Dec 21 2011 FieldPoint Petroleum Corporation (NYSE/AMEX:FPP) announced today that the Company and its drilling partner Cimarex Energy Co., www.cimarex.com, have completed the East Lusk Federal 15 well #1 in the Bone Spring Formation.

FieldPoint’s President and CEO, Ray Reaves stated, “On December 17, 2011 the first oil production began to hit the tanks.  Since then the well has produced and continues to produce oil.  On December 20, 2011 the well produced 446 barrels of oil during a 24 hour period, and was venting all gas.  Without certainty, the Company has reason to believe that the oil production could increase.  We continue venting gas as we wait on the gas line hook-up.”

As previously disclosed, the agreement with Cimarex Energy calls for the drilling of a second well on this property, dependant upon the results of this first well.  Based on these early results, the Company anticipates that the second well will be drilled.

Mr. Reaves concluded with, “Our shareholders are aware that this is our first participation in a horizontal drilling project.  At this point, I would have to say that we are very glad that we did, and that we partnered with Cimarex.  As in the past, we will attempt to keep our shareholders up to date as progress is made with this very important drilling program.”

FieldPoint will own a 43.75% working interest, Cimarex will own a 37.5% working interest, and other partners will own the remaining 18.75% working interest in the two wells.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com